Exhibit 10.4
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 31, 2005 among F.N.B. Corporation, a Florida corporation having its principal place of business at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 (“FNB”), First National Bank of Pennsylvania, a national banking association having its principal place of business at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 (“FNB Bank”), and Stephen J. Gurgovits, an individual whose address is 591 Buhl Boulevard, Sharon, Pennsylvania 16146 (the “Executive”).
WITNESSETH:
     WHEREAS, FNB Bank is a wholly owned subsidiary of FNB;
     WHEREAS, FNB and FNB Bank (collectively, the “Employers”) desire to provide for the continued employment of the Executive, and the Executive desires to provide for the continuation of his employment by the Employers, all in accordance with the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive’s continued employment by the Employers;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Employers and the Executive, intending to be legally bound hereby, mutually agree as follows:
     1. Employment and Term.
          (a) (i) Effective on January 1, 2006 (the “Effective Date”), this Agreement shall supersede and replace the Employment Agreement dated as of July 1, 1999 between FNB and the Executive, and (i) FNB shall employ the Executive, and the Executive shall be employed by FNB, as the President and Chief Executive Officer of FNB and (ii) FNB Bank shall employ the Executive, and the Executive shall be employed by FNB Bank, as the Chairman of the Board of FNB Bank with all such positions described in clauses (i) and (ii) being collectively referred to in this Agreement as the “Position”, in accordance with the terms and subject to the conditions set forth in this Agreement for a term (the “Term”) that shall commence on the Effective Date and, subject to paragraphs 1(b), 1(c), 1(d) and 1(e), shall expire on December 31, 2008. Upon the earlier of the expiration of the Term on December 31, 2008 or the date on which the Employers terminate the employment of the Executive under this Agreement for other than Cause (as defined in this Agreement) or the death or

Permanent Disability (as defined in this Agreement) of the Executive or the Executive’s termination of his employment under this Agreement for Good Reason (as defined in this Agreement), the term of the Consulting Agreement dated as of December 31, 2005 (the “Consulting Agreement”) among the Employers and the Executive shall commence and continue for a period of five years thereafter. A copy of the Consulting Agreement is attached to this Agreement as Appendix A and the terms and conditions of the Consulting Agreement are incorporated in this Agreement by such reference.
               (ii) FNB and FNB Bank shall be jointly and severally liable to the Executive with respect to (i) all liabilities of FNB Bank to the Executive under this Agreement and (ii) all liabilities of FNB to the Executive under this Agreement; provided, however, that FNB shall not be responsible for any liability of FNB Bank to the Executive to the extent that such liability has been discharged by FNB Bank, and FNB Bank shall not be responsible for any liability of FNB to the Executive to the extent that such liability has been discharged by FNB.
          (b) Unless otherwise provided in this Agreement or agreed by the Employers and the Executive, all of the terms and conditions of this Agreement shall continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term.
          (c) Notwithstanding paragraph 1(a), the Employers, by action of their Boards of Directors (the “Boards”) and effective as specified in a written notice thereof to the Executive in accordance with the terms of this Agreement, shall have the right to terminate the Executive’s employment under this Agreement at any time during the Term, for Cause (as defined in this Agreement) or other than for Cause or on account of the Executive’s death or Permanent Disability (as defined in this Agreement), subject to the provisions of this paragraph 1.
               (i) As used in this Agreement, “Cause” shall mean (A) the Executive’s willful and continued failure substantially to perform his material duties with the Employers as set forth in this Agreement, or the commission by the Executive of any activities constituting a violation or breach under any material federal, state or local law or regulation applicable to the activities of FNB Bank or FNB, in each case, after notice thereof from the Employers to the Executive and a reasonable opportunity for the Executive to cease such failure, breach or violation in all material respects, (B) fraud, breach of fiduciary duty, dishonesty, misappropriation or other actions that cause intentional material damage to the property or business of FNB Bank or FNB by the Executive, (C) the Executive’s repeated absences from work such that he is unable to perform his duties under this Agreement in all material respects other than for physical or mental impairment or illness, (D) the Executive’s admission or conviction of, or plea of nolo contendere to, any felony or any other crime referenced in Section 19 of the Federal Deposit Insurance Act that, in the reasonable judgment of the Boards, adversely affects FNB Bank’s or FNB’s reputation or the Executive’s ability to carry out his obligations under this Agreement or (E) the Executive’s non-compliance with the provisions of paragraph 2(b) after notice thereof from the Employers to the Executive and a reasonable opportunity for the Executive to cure such non-compliance. Notwithstanding the foregoing, the Employers may not terminate the Executive’s employment under this Agreement for Cause unless the Executive is given (A) written notice, in accordance with the By-laws of the Employers, of a special meeting of the Boards to consider the termination of the Executive’s employment under this Agreement for Cause and (B) the opportunity for the Executive to address such special meeting.
               (ii) As used in this Agreement, “Permanent Disability” shall mean a physical or mental disability such that the Executive is substantially unable to perform those duties that he would otherwise be expected to continue to perform and the nonperformance of such duties has continued for a period of 240 consecutive days, provided, however, that in order to terminate the Executive’s employment under this Agreement on account of Permanent Disability, the Employers must provide the Executive with written notice of the Boards’ good faith determination to terminate the Executive’s employment under this Agreement for reason of Permanent Disability not less than 30 days prior to such termination, which notice shall specify the date of termination. Until the specified effective date of termination by reason of Permanent Disability, the Executive shall continue to receive compensation at the rates set forth in paragraph 3. No termination of the Executive’s employment under this Agreement because of Permanent Disability shall impair any rights of the Executive under any disability insurance policy maintained by the Employers at the commencement of the aforesaid 240-day period.
          (d) The Executive shall have the right to terminate his employment under this Agreement at any time during the Term hereof for Good Reason or without Good Reason. As used in this Agreement, “Good Reason” shall mean (A) the Executive’s Position or the scope of the Executive’s authority, duties or responsibilities as described in this Agreement are materially diminished without the Executive’s written consent, excluding for this purpose any action not taken by the Employers in bad faith and that is remedied by the Employers promptly following written notice thereof from the Executive to the Employers; (B) a material breach by either Employer of its respective obligations to the Executive under this Agreement, which breach is not cured in all material respects to the reasonable satisfaction of the Executive within 30 days (except in the case of a payment default for which the cure period shall be 10 days), in each case following written notice thereof from the Executive to the Employers or (C) any termination of the Executive’s employment under this Agreement without Cause.
          (e) Prior to receiving any payment, coverage or benefit as provided in this paragraph 1, the Executive shall execute and deliver a Release to the Employers in substantially the form of Appendix B to this Agreement.

               (i) If (A) the Employers terminate the Executive’s employment under this Agreement for any reason other than for Cause or (B) the Executive terminates his employment under this Agreement for Good Reason, the Employers shall pay to the Executive or his estate promptly after the event giving rise to such payment occurs an amount equal to the sum of (x) (1) the Executive’s Base Salary (as defined in this Agreement) accrued through the date the termination of the Executive’s employment under this Agreement is effective, (2) any Bonus (as defined in this Agreement) required to be paid to the Executive pursuant to paragraph 3(b), (3) any amounts payable under any of the Employers’ benefit plans in accordance with the terms of such plan, except as may be required by Section 401(a)(13) of the Code and (4) any amount in respect of excise taxes required to be paid to the Executive pursuant to paragraph 1(f), with such payments, rights and benefits described in clauses (x)(1), (x)(2) and (x)(3) hereof being collectively referred to herein as the “Accrued Obligations,” (y) an amount equal to the aggregate premiums that would be payable by the Executive to maintain in effect throughout the period (the “Subsequent Period”) from the date of termination of the Executive’s employment under this Agreement through the remainder of the Term had the Executive remained employed (assuming no increase in insurance premium rates) the same medical, health, disability and life insurance coverage provided to the Executive by the Employers immediately prior to the date of such termination (the “Benefit Obligations”) and (z) the Employers shall pay, as a severance payment, for the greater of one year from the date of such termination or the Subsequent Period, the Executive’s annual Base Salary as of the effective date of termination of the Executive’s employment under this Agreement and the Minimum Bonus (as defined in this Agreement).
               (ii) If (A) the Employers terminate the Executive’s employment under this Agreement for Cause or because of the death or Permanent Disability of the Executive or (B) the Executive terminates his employment under this Agreement for any reason other than Good Reason, his death or Permanent Disability, the sole obligation of the Employers shall be to pay the Accrued Obligations to the Executive or his estate, provided, however, that in the event the employment of the Executive under this Agreement is terminated by the Employers because of the death of the Executive, the Employers shall pay to the personal representatives of the Executive an amount equal to the Executive’s Base Salary and Minimum Bonus for the lesser of the remainder of the Term or 12 months from the date of the Executive’s death.
               (iii) No provision of this Agreement shall adversely affect any vested rights of the Executive under the Employers’ 401(k) Plan, Retirement Income Plan, Basic Retirement Plan and Stock Option Plan or other plans of the Employers that may be established in the future; provided, however, upon the termination of the employment of the Executive as provided in this Agreement, all future vesting of the Executive’s rights under the 401(k) Plan, Retirement Income Plan, Basic Retirement Plan and Stock Option Plan shall terminate without further action by the Employers.

          (f) In the event that the independent registered public accounting firm of either of the Employers or the Internal Revenue Service determines that any payment, coverage or benefit provided to the Executive pursuant to this Agreement is subject to the excise tax imposed by Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision thereof or any interest or penalties incurred by the Executive with respect to such excise tax, the Employers, within 30 days thereafter, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing hereunder, an additional amount that will result in the Executive’s net after tax position, after taking into account any interest, penalties or taxes imposed on the amounts payable under this paragraph 1(f), upon the receipt of the payments provided for by this Agreement be no less advantageous to the Executive than the net after tax position to the Executive that would have been obtained had Sections 280G and 4999 of the Code not been applicable to such payment, coverage or benefits. Except as otherwise provided in this Agreement, all determinations to be made under this paragraph 1(f) shall be made by tax counsel whose selection shall be reasonably acceptable to the Executive and the Employers and whose fees and costs shall be paid for by the Employers.
          (g) In the event that the independent registered public accounting firm of either of the Employers or the Internal Revenue Service determines that any payment, coverage or benefit due or owing to the Executive pursuant to this Agreement is subject to the excise tax imposed by Section 409A of the Code or any successor provision thereof or any interest or penalties, including interest imposed under Section 409(A)(1)(B)(i)(I) of the Code, incurred by the Executive as a result of the application of such provision, the Employers, within 30 days thereafter, shall pay to the Executive, in addition to any other payment, coverage or benefit due and owing under this Agreement, an additional amount that will result in the Executive’s net after tax position, after taking into account any interest, penalties or taxes imposed on the amounts paid under this paragraph 1(g), being no less advantageous to the Executive than the net after tax position to the Executive that would have been obtained had Section 409A of the Code not been applicable to such payment, coverage or benefits. Except as otherwise provided in this Agreement, all determinations to be made under this paragraph 1(g) shall be made by tax counsel whose selections shall be reasonably acceptable to the Executive and the Employers and whose fees and costs shall be paid for by the Employers.
          (h) Any notice of termination of this Agreement by the Employers to the Executive or by the Executive to the Employers shall be given in accordance with the provisions of paragraph 10.
          (i) The Employers agree to reimburse the Executive for the reasonable fees and expenses of the Executive’s attorneys and for court and related costs in any proceeding to enforce the provisions of this Agreement in which the Executive is successful on the merits.

     2. Duties of the Executive.
          (a) Subject to the ultimate control and discretion of the Boards of the Employers, the Executive shall serve in the Position and perform all duties and services commensurate with the Position. Throughout the Term, the Executive shall perform all duties reasonably assigned or delegated to him under the By-laws of the Employers or from time to time by the Boards consistent with the Position. Except for travel normally incidental and reasonably necessary to the business of the Employers and the duties of the Executive under this Agreement, the duties of the Executive shall be performed from an office location not greater than 20 miles from Hermitage, Pennsylvania.
          (b) The Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties under this Agreement and, during the term of his employment under this Agreement, the Executive shall not engage in any other business enterprise that requires any significant amount of the Executive’s personal time or attention, unless granted the prior permission of the Boards. The foregoing provision shall not prevent the Executive’s purchase, ownership or sale of any interest in, or the Executive’s engaging, but not to exceed an average of five hours per week, in, any business that does not compete with the business of the Employers or the Executive’s involvement in charitable or community activities, provided, that the time and attention that the Executive devotes to such business and charitable or community activities does not materially interfere with the performance of his duties under this Agreement and that a material portion of the time devoted by the Executive to charitable or community activities are devoted to charitable or community activities within FNB Bank’s market area and further provided that such conduct complies in all material respects with applicable policies of the Employers.
          (c) The Executive shall be entitled to 25 days of vacation leave during each calendar year with full compensation, and to be taken at such time or times, as the Executive and the Employers shall mutually determine. Earned but unused vacation shall be accrued in accordance with the Employers’ vacation policy.
     3. Compensation. For all services to be rendered by the Executive under this Agreement:
          (a) The Employers shall pay the Executive a base salary (the “Base Salary”) at an annual rate of $525,000, plus such other compensation as may, from time to time, be determined by the Employers. At the end of each fiscal year of the Employers, the Employers shall review the amount of the Executive’s Base Salary, and shall increase such Base Salary for the following year to such amount as the Boards may determine in their discretion. Such Base Salary and other compensation shall be payable in accordance with the Employers’ normal payroll practices as in effect from time to time.

          (b) The Employers agree that the Executive shall receive, in accordance in all material respects with applicable policies of the Employers relating to incentive compensation for executive officers, an annual bonus (the “Bonus”) payable in cash, at the same time as bonuses are paid to other executive officers of the Employers, in such amount as may be fixed by the Boards in their discretion based upon the performance of the Employers and the contributions of the Executive to such performance, provided, however, that the Executive shall receive a Bonus of not less than $100,000 (the “Minimum Bonus”) in respect of the services to be rendered by the Executive for each year of the Term.
          (c) From and after the Effective Date and throughout the Term:
               (i) The Employers shall provide the Executive with an automobile at the Employers’ sole cost and expense. Tine automobile shall be replaced with a substantially equivalent automobile owned or leased by FNB or FNB Bank in the future as shall be mutually agreed by the Executive and the Compensation Committees of the Boards. The Employers shall bear all gas, insurance, repairs, maintenance, car telephone and other operating expenses for the automobile.
               (ii) The Employers will pay the annual dues for the Executive’s membership in one country club of the Executive’s choosing. In addition, the Employers shall pay any reasonable club usage charges related to the Employers’ business upon submission by the Executive of appropriate verifying information. The Employers shall also pay any bond, admission or initiation fee that may be required for membership, provided however that upon refund to the Executive of all or any portion of such bond, admission or initiation fee, the refunded amount shall be promptly remitted by the Executive to the Employers to the extent such bond or fee had been paid by the Employers.
               (iii) The compensation provided for in this paragraph 3 shall be in addition to such rights as the Executive may have, during the Executive’s employment under this Agreement or thereafter, to participate in and receive benefits from or under any benefit plans the Employers may in their discretion establish for their employees or executives, including but not limited to, the 401(k) Plan, Retirement Income Plan, Basic Retirement Plan, Stock Option Plan and group health insurance, life insurance and disability insurance plans. To the extent any of such benefits are taxable to the Executive, the Executive shall be solely responsible for such taxes.
     4. Expenses. The Employers shall promptly reimburse the Executive for (a) all reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive’s duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation therefor, (b) all reasonable professional expenses, such as licenses and dues and professional educational expenses, paid or incurred by the Executive during the Term and (c) the costs of a personal computer, cellular telephone, blackberry and fax machine for the Executive’s residence in the Sharon, Pennsylvania area, including the monthly fees related to such devices.
     5. Consulting Services. The Employers expressly contemplate that upon the earlier of the expiration of the Term of this Agreement or the date on which the Executive terminates his employment under this Agreement for Good Reason or the Employers terminate the employment of the Executive under this Agreement for other than Cause or the death or Permanent Disability of the Executive, the Executive shall serve as a consultant to the Employers on the terms and conditions of the Consulting Agreement.
     6. Indemnification. Notwithstanding anything in the Employers’ certificate of incorporation or their By-laws to the contrary, the Executive shall at all times during his employment by the Employers or while the Executive is providing consulting services to the Employers, and thereafter, be indemnified by the Employers to the fullest extent permitted by applicable law for any matter in any way relating to the Executive’s affiliation with the Employers and/or its subsidiaries; provided, however, that if the Executive’s employment shall have been terminated by the Employers for Cause, then, to the extent required by law, the Employers shall have no obligation whatsoever to indemnify the Executive for any claim arising out of the matter for which his employment shall have been terminated for Cause or for any conduct of the Executive not within the scope of the Executive’s duties under this Agreement.
     7. Confidential Information. The Executive understands that in the course of his employment by the Employers the Executive will receive confidential information concerning the business of the Employers and that the Employers desire to protect. The Executive agrees that he will not at any time during or after the period of his employment by the Employers reveal to anyone outside the Employers, or use for his own benefit, any such information that has been designated as confidential by the Employers or understood by the Executive to be confidential without specific written authorization by the Employers. Upon termination of the employment of the Executive under this Agreement, and upon the request of the Employers, the Executive shall promptly deliver to the Employers any and all written materials, records and documents, including all copies thereof, made by the Executive or coming into his possession during the Term and retained by the Executive containing or concerning confidential information of the Employers and all other written materials furnished to and retained by the Executive by the Employers for his use during the Term, including all copies thereof, whether of a confidential nature or otherwise.
     8. Non-Competition and Non-Disparagement.
          (a) For the purposes of this Agreement, the term “Competitive Enterprise” shall mean any federal or state-chartered bank, trust company, savings and loan association, savings bank, credit union, consumer finance company, bank holding company, savings and loan holding company, unitary holding company, financial holding company or any of the foregoing types of entities in the process of organization or application for federal or state regulatory approval and shall also include other providers of financial services and entities that offer financial services or products that compete with the financial services and products currently or in the future offered by the Employers or their respective subsidiaries or affiliates.
          (b) For a period of two years (the “Restricted Period”) immediately following the Employers’ termination of the Executive’s employment under this Agreement for Cause or the Executive’s termination of his employment under this Agreement for other than Good Reason, the Executive shall not, provided that the Employers remain in compliance with their obligations under this Agreement:
               (i) serve as a director, officer, employee or agent of, or act as a consultant or advisor to, any Competitive Enterprise in any city or county in which the Employers or their respective subsidiaries or affiliates are then conducting business or maintain an office or have publicly announced their intention to conduct business or maintain an office;
               (ii) in any way, directly or indirectly, solicit, divert or contact any existing or potential customer or business of the Employers or any of their respective subsidiaries or affiliates that the Executive solicited, became aware of or transacted business with during the employment of the Executive by the Employers for the purpose of selling any financial services or products that compete with the financial services or products currently or in the future offered by the Employers or their respective subsidiaries and affiliates; or
               (iii) solicit or assist in the employment of any employee of the Employers or their respective subsidiaries or affiliates for the purpose of becoming an employee of or otherwise provide services for any Competitive Business Enterprise.
          (c) The Executive agrees that during or after the period of his employment by the Employers, in any way, directly or indirectly, make any oral or written statement, comment or other communication designed or intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualification of the Employers or any of their respective subsidiaries or affiliates or any of their respective directors, officers, employees or customers.
     9. Representation and Warranty of the Executive. The Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent his entry into the employ of the Employers or his performance of the terms of this Agreement.

     10. Entire Agreement; Amendment. This Agreement contains the entire agreement between the Employers and the Executive with respect to the subject matter of this Agreement and supersedes the Employment Agreement dated as of July 1,1998 between the Executive and FNB, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.
     11. Assignability. The services of the Executive under this Agreement are personal in nature, and neither this Agreement nor the rights or obligations of the Employers under this Agreement may be assigned by the Employers, whether by operation of law or otherwise, without the Executive’s prior written consent. This Agreement shall be binding upon, and inure to the benefit of, the Employers and their permitted successors and assigns under this Agreement. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives.
     12. Notice. Any notice that may be given under this Agreement shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to either party hereto at their respective addresses stated above, or at such other address as either party may by similar notice designate.
     13. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of paragraphs 7 or 8 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of paragraphs 7 or 8 and to enforce specifically the terms and provisions of paragraphs 7 or 8, this being in addition to any other remedy to which any party is entitled at law or in equity.
     14. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive’s heirs, executors, administrators and legal representatives) any rights or remedies of any nature under or by reason of this Agreement.
     15. Successor Liability. The Employers shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Employers to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform it if no such succession had taken place.
     16. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that the Employers shall not be required to provide the Executive and his eligible dependents with medical insurance coverage as long as the Executive and his eligible dependents are receiving comparable medical insurance coverage from another employer.
     17. Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.
     18. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 18 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled hereto.
     19. Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.
     20. Survival of Benefits. Any provision of this Agreement that provides a benefit to the Executive and that by the express terms hereof does not terminate upon the expiration of the Term shall survive the expiration of the Term and shall remain binding upon the Employers until such time as such benefits are paid in full to the Executive or his estate.
     21. Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

F.N.B. CORPORATION

By:	/s/ Brian F. Lilly Brian F. Lilly, Chief Financial Officer

FIRST NATIONAL BANK OF PENNSYLVANIA

By:	/s/ Gary J. Roberts Gary J. Roberts, President

/s/ Stephen J. Gurgovits Stephen J. Gurgovits